EXHIBIT 99.1

Stamps.com Investor Contact: Jamie Harper VP Finance & Investor Relations (310) 482-5830 http://investor.stamps.com	Press Contact: Dena Cook Brew PR (310) 600-7160 dena@brewpr.com

STAMPS.COM ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS

Q4 Total Revenue up 21% to $25.0 million

Q4 GAAP Net Income of $4.7 million

Non-GAAP Q4 Diluted Earnings Per Share excluding Stock-Based Compensation Expense up 29% to $0.22

LOS ANGELES - February 15, 2007 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the fourth quarter ended December 31, 2006.

For the fourth quarter:

•	Total revenue was $25.0 million, an increase of 21% versus the fourth quarter of 2005.

•	Total PC Postage® business revenue (excluding only the PhotoStamps® business) was $16.9 million, an increase of 15% for that business versus the fourth quarter of 2005.

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PC Postage business subscription revenue was $13.7 million and online store revenue was $2.4 million, up 15% and 27%, respectively, versus the fourth quarter of 2005. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•	Approximately 464 thousand sheets of PhotoStamps were shipped, resulting in $8.0 million total fourth quarter PhotoStamps revenue, an increase of 35% versus the fourth quarter of 2005.

•	Total gross margin was 67% versus 70% in the fourth quarter of 2005.

•	PC Postage business gross margin was 79% versus 82% in the fourth quarter of 2005, and PhotoStamps gross margin was 41% versus 41% in the same quarter last year.

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GAAP net income was $4.7 million, or $0.20 per fully diluted share, including approximately $428 thousand of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

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Excluding the FASB Statement 123R expenses, non-GAAP net income per fully diluted share was $0.22, an increase of 29% versus 2005 fourth quarter GAAP net income per share of $0.17, which also did not include any 123R-related expenses.

“We are pleased with our fourth quarter revenue and earnings growth,” said Stamps.com president and CEO Ken McBride. “PhotoStamps sales grew in the fourth quarter as we ramped up our seasonal marketing programs and experienced strong orders around the holidays. Our PC Postage business also showed solid revenue and earnings growth during the fourth quarter.”

Fourth Quarter and Fiscal 2006 Detailed Results

Stamps.com reported 2006 fourth quarter GAAP net income of $4.68 million, including approximately $428 thousand, or approximately $0.02 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2006 fourth quarter GAAP net income was $0.20 based on fully diluted shares outstanding of 23.1 million. The approximately $428 thousand stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

All amounts in millions of dollars except per share or margin data:	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$8.18	$0.06	$8.24
Research & Development	$1.94	$0.14	$2.08
Sales & Marketing	$8.49	$0.06	$8.55
General & Administrative	$2.48	$0.17	$2.65
Total Expenses	$21.10	$0.43	$21.53

Total gross margin	67.2%	(0.2%)	67.0%

Net Income	$5.11	($0.43)	$4.68

On a diluted per share basis	$0.22	($0.02)	$0.20

Shares used in per share calculation	23,090	23,090	23,090

Excluding the FASB Statement 123R expense, 2006 fourth quarter non-GAAP net income was $5.11 million. On a per share basis, 2006 fourth quarter non-GAAP net income per fully diluted share was $0.22 based on fully diluted shares outstanding of 23.1 million. In the fourth quarter of last year, which also did not include any 123R-related expenses, net income per fully diluted share was $0.17 based on fully diluted shares outstanding of 24.0 million. Thus, non-GAAP fourth quarter diluted earnings per share excluding 123R-related expenses were up 29% versus the same quarter last year.

Total fiscal 2006 revenue was $84.6 million, an increase of 37% versus revenue of $61.9 million for fiscal 2005. Total fiscal 2006 GAAP net income was $16.5 million, including approximately $2.6 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total fiscal 2006 GAAP net income was $0.69 based on fully diluted shares outstanding for the year of 24.0 million. Excluding the FASB Statement 123R expense, fiscal 2006 non-GAAP net income was $19.1 million. On a per share basis, fiscal 2006 non-GAAP net income per fully diluted share was $0.79 based on fully diluted shares outstanding of 24.0 million.

PhotoStamps

During the fourth quarter, approximately 464 thousand sheets, or more than 9 million individual PhotoStamps, were shipped to customers. Since the beginning of the second market test in May 2005, more than 1.5 million sheets, or more than 30 million individual PhotoStamps, have been shipped to customers. Total fourth quarter PhotoStamps revenue was $8.0 million, an increase of 35% versus revenue of $6.0 million in the fourth quarter of 2005. Stamps.com continued to invest in the PhotoStamps business for long-term growth, with estimated total sales and marketing expenses directly related to PhotoStamps exceeding PhotoStamps gross profits for the fourth quarter.

Company Customer Metrics

Today, Stamps.com announced that it plans to change its publicly available customer metrics starting with today’s earnings release and continuing forward into fiscal 2007. The new metrics will be based primarily on paid subscribers whereas the prior Company customer metrics were based primarily on registered subscribers. Stamps.com believes that the new metrics will provide a simpler and clearer depiction of the Company’s business while also providing an improved means of comparing the Company’s metrics to those of other subscription-based Internet companies. A complete set of the old and new quarterly customer metrics over the past two fiscal years is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics).

Share Repurchase

On November 17, 2005, Stamps.com Inc.’s Board of Directors authorized a one-year share repurchase program for up to $20 million of its common stock as market and business conditions warrant (the “November 2005 Program”). On October 19, 2006 the Company announced that it had purchased $8.0 million under that program. Subsequent to that announcement, during the fourth quarter of 2006 the Company completed the remainder of the $20 million authorized under that program for a total of 1.2 million shares repurchased.

At the completion of the November 2005 Program, on November 3, 2006 Stamps.com Inc.'s Board of Directors approved a new one-year share repurchase program authorizing the Company to purchase up to $20 million of Stamps.com stock as market and business conditions warrant (the “November 2006 Program”). During the fourth quarter and in the first quarter of 2007 to date, the Company purchased approximately 0.8 million shares for a total amount of $12.0 million under the November 2006 Program. With the November 2005 Program and the November 2006 Program, the Company has now repurchased a combined total of 2.0 million shares at a total amount of $32.0 million since the start of the third quarter of 2006 ($26.7 million of which was repurchased during fiscal 2006).

On February 8, 2007, Stamps.com Inc.'s Board of Directors approved an additional share repurchase program authorizing the Company to purchase up to $20 million of Stamps.com stock as market and business conditions warrant (the “February 2007 Program”). The February 2007 Program will commence when the November 2006 Program is completed and will expire one year from its commencement date.

Share purchases may be made from time to time on the open market or in negotiated transactions in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

Business Outlook

Stamps.com currently expects total fiscal 2007 revenue to be $90 to $100 million. Fiscal 2007 GAAP net income per share is expected to be $0.70 to $0.80, including approximately $2.4 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2007 net income per fully diluted share is expected to be $0.80 to $0.90.

Quarterly Conference Call

The Stamps.com financial results conference call will be Web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the Web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the second market test in May 2005, more than 30 million individual PhotoStamps have been shipped to customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its third phase market test, with an initial authorization for one year through May 16, 2007 and an option for the Postal Service™ to extend the test for a second year. Photo NetStamps are available under the same market test as PhotoStamps.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information for comparative information due the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and available products that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2006	2005	2006	2005
Revenues:
Service	$13,685	$11,907	$53,827	$42,391
PhotoStamps	8,045	5,957	18,801	8,901
Product	2,399	1,889	8,696	7,365
Other	846	865	3,262	3,254
Total revenues	24,975	20,618	84,586	61,911
Cost of revenues:
Service	2,609	1,899	9,882	9,193
PhotoStamps	4,734	3,533	11,618	5,483
Product	756	627	2,690	2,223
Other	143	148	607	535
Total cost of revenues	8,242	6,207	24,797	17,434
Gross profit	16,733	14,411	59,789	44,477
Operating expenses:
Sales and marketing	8,552	6,706	27,793	19,804
Research and development	2,080	1,785	8,817	6,596
General and administrative	2,652	2,290	11,649	9,633
Total operating expenses	13,284	10,781	48,259	36,033
Income from operations	3,449	3,630	11,530	8,444
Other income, net:
Interest income	1,279	582	5,096	2,167
Other income	-	-	-	64
Total other income, net	1,279	582	5,096	2,231
Pre-tax income	4,728	4,212	16,626	10,675
Provision for income taxes	45	109	164	246
Net income	$4,683	$4,103	$16,462	$10,429
Net income per share:
Basic	$0.21	$0.18	$0.71	$0.46
Diluted	$0.20	$0.17	$0.69	$0.44
Weighted average shares outstanding:
Basic	22,609	22,948	23,233	22,738
Diluted	23,090	23,966	24,032	23,744

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and investments	$106,074	$103,979
Trade accounts receivable	2,365	2,131
Other accounts receivable	671	628
Other current assets	2,095	1,278
Property and equipment, net	5,084	4,492
Intangible assets, net	1,956	3,666
Other assets	3,305	2,280
Total assets	$121,550	$118,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,015	$8,514
Total liabilities	11,015	8,514

Stockholders' equity:
Common stock	47	46
Additional paid-in capital	618,664	607,869
Treasury Stock	(30,429)	(3,737)
Accumulated deficit	(477,221)	(493,683)
Unrealized loss on investments	(526)	(555)
Total stockholders' equity	110,535	109,940
Total liabilities and stockholders' equity	$121,550	$118,454
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